Filed Pursuant to Rule 433

Registration Statement No. 333-204118

February 27, 2018

FINAL TERM SHEET

TELEFÓNICA EMISIONES, S.A.U.

4.895% FIXED RATE SENIOR NOTES TERMS AND CONDITIONS

This Free Writing Prospectus relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement dated February 27, 2018 and the accompanying Prospectus dated May 13, 2015 relating to these securities.

Issuer:	Telefónica Emisiones, S.A.U.

Guarantor:	Telefónica, S.A.

Expected Ratings*:	Baa3 (Stable) / BBB (Stable) / BBB (Stable) (Moody’s / S&P / Fitch)

Principal Amount:	$1,250,000,000

Security Type:	Senior Notes

Form of Issuance:	SEC Registered

Issue Price to Public:	100% of Principal Amount

Settlement Date:	March 6, 2018 (T+5)

Maturity Date:	March 6, 2048

CUSIP/ISIN:	87938W AW3 / US87938WAW38

Coupon:	4.895%

Benchmark Treasury:	UST 2.750% due November 15, 2047

Spread to Benchmark Treasury:	173 basis points (1.73%)

Treasury Strike:	92-01+; 3.165%

Re-offer Yield:	4.895%

Interest Payment Dates:	March 6 and September 6 of each year

First Interest Payment Date:	September 6, 2018

Day Count Convention/Business Day Convention:	30/360; Following, Unadjusted; Madrid, London, New York

Redemption Provisions:

Tax call:	Optional redemption for taxation reasons, by no fewer than 30 nor more than 60 days’ notice ending on an Interest Payment Date at 100% of principal and accrued and unpaid interest.

Make-whole call:	Optional redemption, at any time by no fewer than 30 nor more than 60 days’ notice, at the greater of (x) 100% of principal and accrued and unpaid interest and (y) sum of the present values of the remaining payments of principal and interest discounted at a discount rate of Treasury plus 30 basis points.

Listing call:	Optional redemption, if the Senior Notes are not listed on a regulated market, multilateral trading facility or other organized market 45 days prior to the first Interest Payment Date at 100% of principal and accrued and unpaid interest.

Taxation:	Exemption from Spanish withholding tax applies subject to compliance by the paying agent with certain formalities and satisfaction of all other conditions for exemption from applicable Spanish withholding taxes.

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Minimum Initial Purchase Amount:	$150,000

Listing:	New York Stock Exchange

Joint Book-Running Managers:

Barclays Capital Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

SMBC Nikko Securities America, Inc.

*	Any ratings obtained will reflect only the views of the respective rating agency, and should not be considered a recommendation to buy, sell or hold the 4.895% Fixed Rate Senior Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. at 1-888-603-5847, Commerz Markets LLC at 1-212-895-1909, Credit Agricole Securities (USA) Inc. by calling 1- 866-807-6030, Credit Suisse Securities (USA) LLC by calling 1-800-221-1037, Deutsche Bank Securities Inc. by calling 1-800-503-4611, Goldman Sachs & Co. LLC by calling 1-866-471-2526,

J.P. Morgan Securities LLC by calling 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322 and SMBC Nikko Securities America, Inc. by calling 1-888-868-6856.

MIFID II professionals/ECPS-only/NO PRIIPS KID - Manufacturer Target Market (MIFID II Product Governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPS Key Information Document (KID) has been prepared as not available to retail in EEA.

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